Exhibit 35.1 Servicing Compliance Statement on General Electric Capital Corporation

GE EQUIPMENT MIDTICKET LLC, SERIES 2012-1	March 13, 2015
10 Riverview Drive
Danbury, CT 06810

Attention:             Capital Markets Operations

Pursuant to Section 2.8 of the Servicing Agreement, dated as of September 26, 2012 (the “Servicing Agreement”), between GE EQUIPMENT MIDTICKET LLC, SERIES 2012-1 and General Electric Capital Corporation, as Servicer, the undersigned hereby certify that:

(i)	a review of the activities of the Servicer during the preceding twelve (12)-month period and of performance under the Servicing Agreement has been made under the supervision of the undersigned; and
(ii)	to the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such year.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Senior Managing Director, Capital Markets and an authorized officer of the Servicer